Exhibit 99.3

News release

HP Adopts Majority Vote Standard for Electing Board of Directors

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Robert Sherbin, HP
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robert.sherbin@hp.com

Ryan J. Donovan, HP
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ryan.j.donovan@hp.com

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Hewlett-Packard Company
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Palo Alto, CA 94304
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PALO ALTO, Calif., Jan. 23, 2007 – HP today announced that it has amended its corporate bylaws to require that, in uncontested board elections, each nominated director must receive more votes “for” his or her election than “against” to be elected.

The plurality voting standard, which provides that the nominees with the most affirmative votes are elected, will be retained for contested elections.

HP also has conformed its director resignation policy to the majority vote standard by requiring that an incumbent director who receives a greater number of votes “against” than “for” his or her election as director is required to tender his or her resignation for consideration by the board.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Oct. 31, 2006, HP revenue totaled $91.7 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

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© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.
1/2007